EXHIBIT 99.6




                             PLAN SUPPORT AGREEMENT

                  This Plan Statement Support Agreement is made and entered into as of November 27, 2006 by and among (i) Foamex International Inc. ("Foamex International") and certain of Foamex International's subsidiaries and affiliates, each of which is a debtor and debtor in possession in a chapter 11 case pending before the United States Bankruptcy Court for the District of Delaware (collectively, the "Foamex Group"), (ii) the holders of the Senior Secured Notes (as defined below) identified on the signature pages hereto (collectively, the "Supporting Secured Noteholders"), (iii) U.S. Bank National Association, solely in its capacity as the Senior Secured Notes Indenture Trustee (as defined below), (iv) D. E. Shaw Laminar Portfolios, L.L.C., Sigma Capital Associates, LLC, Par IV Master Fund, Ltd., Sunrise Partners Limited Partnership and Goldman, Sachs & Co. (each solely in its capacity as a holder of Senior Secured Notes, as described in Recital C, hereof, and not in its capacity as a Significant Equityholder under the Equity Commitment Agreement or the Foamex Plan (each as defined below; collectively, the "Significant Equityholders"), and (v) the Ad Hoc Committee of holders of Senior Secured Notes (the "Ad Hoc Committee"). Each of Foamex Group, each Supporting Secured Noteholder, each Significant Equityholder, the Senior Secured Notes Indenture Trustee and the Ad Hoc Committee is referred to herein individually as a "Party," and collectively, as the "Parties." As used herein, the phrases "this Agreement", "hereto", "hereunder" and phrases of like import shall mean this Plan Support Agreement.

                                    RECITALS

WHEREAS:

         A. Foamex L.P. and Foamex Capital Corporation are the issuers of 10.75% Senior Secured Notes due 2009 (collectively, the "Senior Secured Notes") pursuant to the terms of that certain Indenture, dated as of March 2, 2002 (the "Senior Secured Notes Indenture") by and among Foamex L.P., Foamex Capital Corporation, the Guarantors (as defined therein) and U.S. Bank National Association, as indenture trustee (the "Senior Secured Notes Indenture Trustee");

         B. The Ad Hoc Committee represents the interests of holders of the Senior Secured Notes that own or have investment management responsibility for accounts that own approximately $145,000,000 in principal amount of Senior Secured Notes. The Supporting Secured Noteholders initially executing this Agreement own or have investment management responsibility for accounts that own approximately $75,000,000 in principal amount of Senior Secured Notes;

         C. The Significant Equityholders collectively own or have investment responsibility for accounts that own (i) 100% of the issued and outstanding preferred stock of Foamex International, and (ii) approximately 53% of the issued and outstanding common stock of Foamex International. In addition, certain of the Significant Equityholders own or have investment responsibility for accounts that own approximately $110,000,000 in principal amount of the Senior Secured Notes.

         D. Each Foamex Group member is in the process of restructuring its financial obligations through the prosecution of jointly administered chapter 11 cases (collectively, the "Chapter 11 Cases") in the Bankruptcy Court for the District of Delaware ("Bankruptcy Court");

         E. Disputes have arisen between the Foamex Group, on the one hand, and the Senior Secured Notes Indenture Trustee and the Ad Hoc Committee, on the other hand, pursuant to which, among other things, the Foamex Group has disputed
(i) the aggregate amount of the Senior Secured Note claims as of September 19, 2005, (ii) the rate at which interest on such claims should accrue and be paid during the pendency of the Chapter 11 Cases, and (iii) the Senior Secured Noteholders' alleged entitlement to be paid a prepayment premium or, alternatively, a change of control premium, pursuant to the terms of the Senior Secured Notes Indenture (the "Senior Secured Notes Disputes").

         F. The Parties have negotiated and agreed upon the principal terms of a consensual plan of reorganization for the Foamex Group, which plan of reorganization incorporates a settlement of the Senior Secured Notes Disputes (the "Senior Secured Notes Disputes Settlement"). Pursuant to the Senior Secured Notes Disputes Settlement, assuming the Class of Senior Secured Notes votes to accept the Foamex Plan (as defined below) (a) the Senior Secured Note Base Claim(1) plus Post-Petition Interest shall be Allowed, (b) the Senior Secured Note Premium Claim shall be Allowed in the amount of $7,500,000; and (c) the Debtors shall dismiss with prejudice the Senior Secured Note Premium Claim Litigation.

         G. On November 27, 2006, the Foamex Group filed with the Bankruptcy Court that certain Second Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code (such plan, together with all plan-related documents, agreements, supplements and instruments reasonably acceptable to each of the Parties, the "Foamex Plan"). In addition, on November 27, 2006 the Foamex Group filed, and the Bankruptcy Court approved, that certain Second Amended Disclosure Statement for Debtors' Second Amended Plan of Reorganization Under Chapter 11 of the Bankruptcy Code (the "Foamex Disclosure Statement").

         H. Pursuant to the terms of this Agreement, the Parties have agreed to support and, with respect to the Supporting Secured Noteholders and Significant Equityholders, vote to accept (subject to the terms and conditions of this Agreement and the receipt of the Foamex Disclosure Statement), to the extent legally permissible, confirmation of the Foamex Plan;

         I. In expressing such support and commitment, the Parties do not desire and do not intend in any way to derogate from or diminish the solicitation requirements of applicable securities and bankruptcy law, or the fiduciary duties of the Foamex Group or any other Party having such duties.

--------
(1) Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Foamex Plan.


                                    AGREEMENT
                                    ---------

                  NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

                  1. Defined Terms. All capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Foamex Plan.

                  2. Foamex Group's Support. The Parties believe that prompt consummation of the Foamex Plan will best facilitate the Foamex Group's business and financial restructuring and resolve the Senior Secured Notes Disputes, and is in the best interests of the Foamex Group's creditors, shareholders and other parties in interest. Accordingly, the Foamex Group hereby expresses its intention to seek approval of the Foamex Plan. Without limiting the foregoing, for so long as this Agreement remains in effect, and subject to each of the Supporting Secured Noteholders, Significant Equityholders and the Ad Hoc Committee fulfilling its respective obligations as contemplated herein, the Foamex Group agrees:

                      a. to use its best efforts to solicit the requisite votes in favor of, and to obtain confirmation by the Bankruptcy Court of, the Foamex Plan;

                      b. to take such actions as may be necessary or appropriate to obtain approval of the Senior Secured Notes Disputes Settlement (including, without limitation, seeking approval thereof pursuant to Bankruptcy Rule 9019, which approval may be obtained in connection with confirmation of the Foamex
Plan);

                      c. not to pursue, propose or support, or encourage the pursuit, proposal or support of, any plan of reorganization for any member of the Foamex Group that is inconsistent with the Foamex Plan; and

                      d. to otherwise use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by the Foamex Plan (including the Senior Secured Notes Disputes Settlement)) at the earliest practicable date;

in all events expressly subject to the exercise (after consultation with outside legal counsel and with prior notice to counsel to the Ad Hoc Committee and the Significant Equityholders) by each member of the Foamex Group of its fiduciary duties as a debtor and debtor in possession in the Chapter 11 Cases.

                  3. Agreement to Support the Foamex Plan

                      a. For so long as this Agreement remains in effect, and subject to the Parties hereto fulfilling their respective obligations as provided herein, each Supporting Secured Noteholder agrees to (i) support confirmation of the Foamex Plan (including the Senior Secured Notes Disputes Settlement) ; (ii) timely vote any and all Claims (as defined in the Foamex
Plan) held by such Senior Secured Noteholder to accept the Foamex Plan (including the Senior Secured Notes Disputes Settlement), (iii) not pursue, propose, support, or encourage the pursuit, proposal or support of, any chapter 11 plan or other restructuring or reorganization for, or the liquidation of, any member of the Foamex Group (directly or indirectly) that is inconsistent with the Foamex Plan (including the Senior Secured Notes Disputes Settlement); (iv) not, nor encourage any other person or entity to, delay, impede, appeal or take any other negative action, directly or indirectly, to interfere with, the acceptance or implementation of the Foamex Plan (including the Senior Secured Notes Disputes Settlement); (v) not commence any proceeding or prosecute, join in, or otherwise support any objection to oppose or object to the Foamex Plan (including the Senior Secured Notes Disputes Settlement); (vi) support any motion filed by, or any request made by, the Foamex Group with the Bankruptcy Court pursuant to Bankruptcy Rule 9019 seeking approval of the Senior Secured Notes Disputes Settlement, and (vii) support any motion filed by the Foamex Group pursuant to section 1121 of the Bankruptcy Code seeking to extend the period during which only the Foamex Group may solicit acceptances for the Foamex Plan.

                      b. For so long as this Agreement remains in effect, and subject to the Parties hereto fulfilling their respective obligations as provided herein, and subject to the obligations of the Significant Equityholders under the Equity Commitment Agreement (as defined below) not having been terminated, each Significant Equityholder agrees to (i) support approval of the Senior Secured Notes Disputes Settlement; (ii) timely vote any and all Claims held by such Significant Equityholder to accept the Foamex Plan; and (iii) not, nor encourage any other person or entity to, delay, impede, appeal or take any other negative action, directly or indirectly, to interfere with, the acceptance or implementation of the Senior Secured Notes Disputes Settlement.

                      c. For so long as this Agreement remains in effect, and subject to the Parties hereto fulfilling their respective obligations as provided herein, the Ad Hoc Committee and the Senior Secured Notes Indenture Trustee each agrees to (i) support confirmation of the Foamex Plan (including the Senior Secured Notes Disputes Settlement); (ii) not pursue, propose, support, or encourage the pursuit, proposal or support of, any chapter 11 plan or other restructuring or reorganization for, or the liquidation of, any member of the Foamex Group (directly or indirectly) that is inconsistent with the Foamex Plan (including the Senior Secured Notes Disputes Settlement); (iii) not, nor encourage any other person or entity to, delay, impede, oppose, object to, appeal or take any other negative action, directly or indirectly, to interfere with, the acceptance or implementation of the Foamex Plan (including the Senior Secured Notes Disputes Settlement); (iv) not commence any proceeding or prosecute, join in, or otherwise support any objection to oppose or object to the Foamex Plan (including the Senior Secured Notes Disputes Settlement);(v) support any motion filed by, or any request made by, the Foamex Group with the Bankruptcy Court pursuant to Bankruptcy Rule 9019 seeking approval of the Senior Secured Notes Disputes Settlement, (vi) support any motion filed by the Foamex Group pursuant to section 1121 of the Bankruptcy Code seeking to extend the period during which only the Foamex Group may solicit acceptances for the Foamex Plan; and (vii) execute a letter addressed to the holders of Senior Secured Notes in support of the Foamex Plan and the Senior Secured Notes Disputes Settlement, which letter shall be reasonably acceptable to the Parties hereto and shall be circulated by the Debtors with the Foamex Disclosure Statement as part of theDebtors' solicitation package.

                  4. Acknowledgement.

                      a. While the Parties agree herein to support approval of the Foamex Plan, this Agreement is not and shall not be deemed to be a solicitation for consent to the Foamex Plan in contravention of section 1125(b) of the Bankruptcy Code. Notwithstanding anything to the contrary contained herein, any obligation to vote in favor of the Foamex Plan as set forth above is expressly conditioned on the receipt of the Foamex Plan and a copy of the Foamex Disclosure Statement which shall have previously been approved by the Bankruptcy Court, after notice and a hearing, as containing adequate information as required by Section 1125 of the Bankruptcy Code.

                      b. Each Party further acknowledges that no securities of any Debtor are being offered or sold hereby and that this Agreement neither constitutes an offer to sell nor a solicitation of an offer to buy any securities of any Debtor.

                  5. Limitations on Transfer of Senior Secured Notes.

                      a. Each Supporting Secured Noteholder shall not (i) sell, transfer, assign, pledge, grant a participation interest in or otherwise dispose, directly or indirectly, of its right, title or interest in respect of the Senior Secured Notes (to the extent held by it on the date hereof), in whole or in part, or any interest therein, or (ii) grant any proxies, deposit any of its Senior Secured Notes (to the extent held by it on the date hereof) into a voting trust, or enter into a voting agreement with respect to any of such Senior Secured Notes, unless the transferee agrees in writing at the time of such transfer to be bound by this Agreement in its entirety without revision, and the transferor, within three business days, provides written notice of such transfer to Foamex International, together with a copy of the written agreement of the transferee to be bound by this Agreement in its entirety without revision. Upon compliance with the foregoing, (x) the transferee shall be deemed to constitute a Supporting Secured Noteholder solely to the extent of such transferred rights and obligations, and (y) the transferor shall be deemed to relinquish its rights (and be released from its obligations) under this Agreement to the extent of such transferred rights and obligations. No Supporting Secured Noteholder may create any subsidiary or affiliate for the sole purpose of acquiring any Senior Secured Notes or any other claims against or interests in any member of the Foamex Group without first causing such subsidiary or affiliate to become a party hereto.

                      b. Each Significant Equityholder shall not (i) sell, transfer, assign, pledge, grant a participation interest in or otherwise dispose, directly or indirectly, of its right, title or interest in respect of the Senior Secured Notes (to the extent held by it on the date hereof), in whole or in part, or any interest therein, or (ii) grant any proxies, deposit any of its Senior Secured Notes (to the extent held by it on the date hereof) into a voting trust, or enter into a voting agreement with respect to any of such Senior Secured Notes, unless the transferee agrees in writing at the time of such transfer to be bound by this Agreement in its entirety without revisions, and the transferor, within three business days, provides written notice of such transfer to Foamex International, together with a copy of the written agreement of the transferee to be bound by this Agreement in its entirety without revision. Upon compliance with the foregoing, (x) the transferee shall be deemed to constitute a Significant Equityholder solely to the extent of such transferred rights and obligations, and (y) the transferor shall be deemed to relinquish its rights (and be released from its obligations) under this Agreement to the extent of such transferred rights and obligations. No Significant Equityholder may create any subsidiary or affiliate for the sole purpose of acquiring any Senior Secured Notes or any other claims against any member of the Foamex Group without first causing such subsidiary or affiliate to become a party hereto

                  6. Further Acquisition of Senior Secured Notes. This Agreement shall in no way be construed to preclude any Supporting Secured Noteholder or any Significant Equityholder from acquiring additional Senior Secured Notes or other claims against any member of the Foamex Group. Any such additional Senior Secured Notes or claims so acquired shall be automatically subject to the terms of this Agreement.

                  7. Condition to each Party's Obligations. Each Party's obligations under this Agreement are subject to the prior execution of this Agreement by the following persons:

                      a. each member of the Foamex Group;

                      b. each Significant Equityholder;

                      c. each Supporting Secured Noteholder;

                      d. the Ad Hoc Committee (by its counsel), and

                      e. the Senior Secured Notes Indenture Trustee.

                  In no event shall this Agreement be effective with respect to any Party until the conditions set forth in this Section 7 are satisfied.

                  8. Termination Events. This Agreement may terminate upon the occurrence of any of the following events (each, a "Termination Event"):

                      a. any member of the Foamex Group has breached any of its material obligations under this Agreement, has failed to diligently prosecute the confirmation of the Foamex Plan or has announced its intention to pursue a chapter 11 plan that differs materially from the Foamex Plan;

                      b. any Party (other than a member of the Foamex Group) shall have breached any of its material obligations under this Agreement;

                      c. any of the Chapter 11 Cases shall have been dismissed or converted to a case under chapter 7 of the Bankruptcy Code, or an interim or permanent trustee shall be appointed in any of the Chapter 11 Cases, or a responsible officer or an examiner with powers beyond the duty to investigate and report (as set forth in sections 1106(a)(3) and (4) of the Bankruptcy Code) shall be appointed in any of the Chapter 11 Cases;

                      d. any court (including the Bankruptcy Court) shall declare, in a Final Order, this Agreement to be unenforceable;

                      e. entry of an order by the Bankruptcy Court denying confirmation of the Foamex Plan; or

                      f. if the effective date of the Foamex Plan shall not have occurred by February 28, 2007.

                  9. Termination of this Agreement.

                      a. Upon the occurrence of any of the Termination Events described in paragraphs 8(c), (d) or (e) herein, this Agreement shall terminate automatically and without further notice or action by any Party.

                      b. Upon the occurrence of any other Termination Event set forth herein, this Agreement shall terminate only upon written notice to the breaching Party from each of the non-breaching Parties and a failure by the breaching Party to remedy such breach within three (3) business days, provided however, that the right to terminate hereunder shall not preclude any non-breaching Party from seeking specific performance or any other remedy available under applicable law for breach of this Agreement.

                      c. Specific Performance; Damages. This Agreement, including without limitation the Parties' agreement herein to support confirmation of the Foamex Plan, is intended as a binding commitment enforceable in accordance with its terms. Each Party acknowledges and agrees that the exact nature and extent of damages resulting from a breach of this Agreement are uncertain at the time of entering into this Agreement and that breach of this Agreement would result in damages that would be difficult to determine with certainty. It is understood and agreed that money damages would not be a sufficient remedy for any breach of this Agreement and that the Parties shall each be entitled to specific performance and injunctive relief as remedies for any such breach, and further agree to waive, and to use their best efforts to cause each of their representatives to waive, any requirement for the securing or posting of any bond in connection with such remedy. Such remedies shall not be deemed to be the exclusive remedies for the breach of this Agreement by any Party or its representatives, but shall be in addition to all other remedies available at law or in equity. In the event of litigation relating to this Agreement, if a court of competent jurisdiction determines that any Party or any of its representatives have breached this Agreement, such breaching Party shall be liable and pay to the non-breaching Parties the reasonable legal fees incurred by such non-breaching Parties in connection with such litigation, including any appeal therefrom.

                  10. Effect of Termination. Upon termination of this Agreement, all obligations hereunder shall terminate and shall be of no further force and effect; provided, however, that any claim for breach of this Agreement shall survive termination and all rights and remedies with respect to such claims shall not be prejudiced in any way; but provided further, that the breach of this Agreement by one or more Parties shall not create any rights or remedies against any non-breaching Party unless such non-breaching Party has participated in or aided and abetted the breach by the breaching Party or Parties. Except as set forth above in this paragraph 10, upon such termination, any obligations of the non-breaching Parties set forth in this Agreement shall be null and void ab initio and all claims, causes of action, remedies, defenses, setoffs, rights or other benefits of such non-breaching Parties shall be fully preserved without any estoppel, evidentiary or other effect of any kind or nature whatsoever.

                  11. Representations and Warranties. Each member of the Foamex Group, each Supporting Secured Noteholder, each Significant Equityholder, the Ad Hoc Committee and the Senior Secured Notes Indenture Trustee represents and warrants to each other Party, severally but not jointly, that the following statements are true, correct and complete as of the date hereof:

                      a. Corporate Power and Authority. It is duly organized, validly existing, and in good standing under the laws of the state of its organization, and has all requisite corporate, partnership or other power and authority to enter into this Agreement and to carry out the transactions contemplated by, and to perform its respective obligations under, this Agreement.

                      b. Authorization. The execution and delivery of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary corporate, partnership or other action on its part.

                      c. Binding Obligation. This Agreement has been duly executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable in accordance with the terms hereof.

                      d. No Conflicts. The execution, delivery and performance by it (when such performance is due) of this Agreement do not and shall not (i) violate any provision of law, rule or regulation applicable to it or any of its subsidiaries or its certificate of incorporation or bylaws or other organizational documents or those of any of its subsidiaries or (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any material contractual obligation to which it or any of its subsidiaries is a party.

                  12. Additional Representations of Supporting Secured Noteholders and Significant Equityholders.

                      a. Each Supporting Secured Noteholder represents that, as of the date hereof, it owns or has investment management responsibility for accounts that own Senior Secured Notes in the principal amount set forth on the schedule provided by counsel to the Ad Hoc Committee to counsel for the Foamex Group on the date hereof.

                      b. Each Significant Equityholder represents that, as of the date hereof, it owns or has investment management responsibility for accounts that own Senior Secured Notes in the principal amount set forth on the schedule provided by counsel to the Significant Equityholders to counsel for the Foamex Group on the date hereof.

                  13. Amendment or Waiver. Except as otherwise specifically provided herein, this Agreement may not be modified, waived, amended or supplemented unless such modification, waiver, amendment or supplement is in writing and has been signed by each Party. No waiver of any of the provisions of this Agreement shall be deemed or constitute a waiver of any other provision of this Agreement, whether or not similar, nor shall any waiver be deemed a continuing waiver (unless such waiver expressly provides otherwise).

                  14. Relationship to Equity Commitment Agreement. The Significant Equityholders and Foamex International are parties to that certain Equity Commitment Agreement, dated as October 13, 2006 (as amended, modified or supplemented from time to time, the "Equity Commitment Agreement"), which is scheduled to be considered for approval by the Bankruptcy Court on November 27, 2006. Nothing in this Agreement amends, replaces, supercedes or otherwise affects the terms and conditions of the Equity Commitment Agreement, the obligations of the parties thereto or the rights of the parties thereto to take any action in respect of the Equity Commitment Agreement. For the avoidance of doubt, nothing in this Agreement, nor any action taken or not taken in accordance with this Agreement, constitutes amodification, waiver or release, or estoppel in respect of any term, condition, right or obligation of the Equity Commitment Agreement by any party thereto.

                  15. Direction to Senior Secured Notes Indenture Trustee. The execution and delivery of this Agreement by the Supporting Secured Noteholders and the Significant Equityholders who, in the aggregate, own or have investment management responsibility for accounts that own Senior Secured Notes having a principal amount in excess of $151,000,000, shall constitute an instruction to the Senior Secured Notes Indenture Trustee in accordance with the terms of the Senior Secured Notes Indenture to (a) execute and deliver this Agreement, (b) do and perform all actions contemplated by this Agreement, and (c) do and perform all actions contemplated by the Foamex Plan.

                  16. Notices. Any notice required or desired to be served, given or delivered under this Agreement shall be in writing, and shall be deemed to have been validly served, given or delivered if provided by personal delivery, or upon receipt of fax delivery, as follows:

                      a. if to any member of the Foamex Group, to Alan W. Kornberg and Brian S. Hermann, Paul Weiss, Rifkind, Wharton & Garrison LLP, 1285 Avenue of the Americas, New York, New York 10019-6064, fax: 212-757-3990;

                      b. if to the Supporting Secured Noteholders or the Ad Hoc Committee, to Adam Harris, Schulte Roth & Zabel LLP, 919 Third Avenue, New York, New York 10022, fax: 212-593-5955;

                      c. if to the Significant Equityholders, to James L. Bromley, Cleary Gottlieb, Steen & Hamilton LLP, One Liberty Plaza, New York, New York 10006, fax: 212-225-3999; and

                      d. if to the the Senior Secured Notes Indenture Trustee, to Franklin Ciaccio, King & Spalding, 1185 Avenue of the Americas, New York, New York 10036, fax: 212-556-2222.

                  17. Governing Law; Jurisdiction. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ANY CONFLICTS OF LAW PROVISION WHICH WOULD REQUIRE THE APPLICATION OF THE LAW OF ANY OTHER JURISDICTION. By its execution and delivery of this Agreement, each of the Parties hereto hereby irrevocably and unconditionally agrees for itself that any legal action, suit or proceeding against it with respect to any matter under or arising out of or in connection with this Agreement or for recognition or enforcement of any judgment rendered in any such action, suit or proceeding, shall be brought in the United States Bankruptcy Court for the District of Delaware. By execution and delivery of this Agreement, each of the Parties hereto irrevocably accepts and submits itself to the exclusive jurisdiction of such court, generally and unconditionally, with respect to any such action, suit or proceeding, and waives any objection it may have to venue or the convenience of the forum.

                  18. Headings. The headings of the sections, paragraphs and subsections of this Agreement are inserted for convenience only and shall not affect the interpretation hereof.

                  19. Interpretation. This Agreement is the product of negotiations of the Parties, and in the enforcement or interpretation hereof, is to be interpreted in a neutral manner, and any presumption with regard to interpretation for or against any Party by reason of that Party having drafted or caused to be drafted this Agreement, or any portion hereof, shall not be effective in regard to the interpretation hereof.

                  20. Successors and Assigns. This Agreement is intended to bind and inure to the benefit of the Parties and their respective successors, assigns, heirs, transferees, executors, administrators and representatives.

                  21. No Third-Party Beneficiaries. Unless expressly stated herein, this Agreement shall be solely for the benefit of the Parties hereto and no other person or entity shall be a third-party beneficiary hereof.

                  22. No Waiver of Participation and Reservation of Rights. Except as expressly provided in this Agreement and in any amendment among the Parties, nothing herein is intended to, or does, in any manner waive, limit, impair or restrict the ability of each of the Parties to protect and preserve its rights, remedies and interests, including without limitation, its claims against any of the other Parties (or their respective affiliates or subsidiaries) or its full participation in the Chapter 11 Cases. If the transactions contemplated by this Agreement or in the Foamex Plan are not consummated, or if this Agreement is terminated for any reason, the Parties fully reserve any and all of their rights.

                  23. No Admissions. This Agreement shall in no event be construed as or be deemed to be evidence of an admission or concession on the part of any Party of any claim or fault or liability or damages whatsoever. Each of the Parties denies any and all wrongdoing or liability of any kind and does not concede any infirmity in the claims or defenses which it has asserted or could assert. No Party shall have, by reason of this Agreement, a fiduciary relationship in respect of any other Party or any party in interest in these Chapter 11 Cases, or any member of the Foamex Group, and nothing in this Agreement, expressed or implied, is intended to or shall be so construed as to impose upon any Party any obligations in respect of this Agreement except as expressly set forth herein. In the event that the Bankruptcy Court does not approve the Senior Secured Notes Disputes Settlement, nothing contained in this Agreement, the Foamex Plan, the Foamex Disclosure Statement or any negotiations or writings in connection therewith shall in any way be construed as, or be deemed to be evidence of an admission, concession or agreement as to the merits or legal positions of, any of the Parties with respect to the Senior Secured Notes Disputes Settlement and the Parties shall not use this Agreement, the Foamex Plan, the Foamex Disclosure Statement or any negotiations or writings in connection therewith as evidence of any such admission, concession or agreement.

                  24. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same Agreement. Delivery of an executed signature page of this Agreement by facsimile shall be effective as delivery of a manually executed signature page of this Agreement.

                  25. Representation by Counsel. Each Party acknowledges that it has been represented by counsel in connection with this Agreement and the transactions contemplated herein. Accordingly, any rule of law or any legal decision that would provide any Party with a defense to the enforcement of the terms of this Agreement against such Party based upon lack of legal counsel shall have no application and is expressly waived.

                  26. Entire Agreement. This Agreement and the above-described schedules provided to counsel for the Foamex Group constitute the entire agreement between the Parties and supersede all prior and contemporaneous agreements, representations, warranties and understandings of the Parties, whether oral, written or implied, as to the subject matter hereof.

                  27. Several not Joint. The agreements, representations and obligations of the Parties under this Agreement are, in all respects, several and not joint. Any breach of this Agreement by any Party shall not result in liability for any other non-breaching Party.



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                                signature pages.]

                  IN WITNESS WHEREOF, the undersigned have each caused this Agreement to be duly executed and delivered by their respective, duly authorized officers as of the date first above written.

                            FOAMEX INTERNATIONAL INC.



                            By:  /s/ Gregory J. Christian
                                 -----------------------------------------------
                                 Gregory J. Christian
                                 Executive Vice-President, Chief Administrative Officer, Chief Restructuring Officer and General Counsel


                            FMXI, INC.



                            By:  /s/ Gregory J. Christian
                                 -----------------------------------------------
                                 Gregory J. Christian
                                 Vice-President, Chief Restructuring Officer and Secretary


                            FOAMEX, L.P.


                            By FMXI, INC., Foamex L.P.'s Managing General
                            Partner


                            By:  /s/ Gregory J. Christian
                                 -----------------------------------------------
                                 Gregory J. Christian
                                 Vice-President, Chief Restructuring Officer
                                 and Secretary


                            FOAMEX CAPITAL CORPORATION



                            By:  /s/ Gregory J. Christian
                                 -----------------------------------------------
                                 Gregory J. Christian
                                 Vice-President, Chief Restructuring Officer
                                 and Secretary



                            FOAMEX CARPET CUSHION LLC



                            By:  /s/ Gregory J. Christian
                                 -----------------------------------------------
                                 Gregory J. Christian
                                 Vice-President, Chief Restructuring Officer
                                 and Secretary

                            FOAMEX ASIA, INC.



                            By:  /s/ Gregory J. Christian
                                 -----------------------------------------------
                                 Gregory J. Christian
                                 Vice-President, Chief Restructuring Officer
                                 and Secretary


                                 FOAMEX LATIN AMERICA, INC.



                            By:  /s/ Gregory J. Christian
                                 -----------------------------------------------
                                 Gregory J. Christian
                                 Vice-President, Chief Restructuring Officer
                                 and Secretary


                            FOAMEX MEXICO, INC.



                            By:  /s/ Gregory J. Christian
                                 -----------------------------------------------
                                 Gregory J. Christian
                                 Vice-President, Chief Restructuring Officer
                                 and Secretary

                            FOAMEX MEXICO II, INC.



                            By:  /s/ Gregory J. Christian
                                 -----------------------------------------------
                                 Gregory J. Christian
                                 Vice-President, Chief Restructuring Officer
                                 and Secretary

                            CHILTON GLOBAL DISTRESSED OPPORTUNITIES MASTER FUND, L.P., by Chilton Investment Company, LLC, as general partner



                            By:  /s/ Norman B. Champ
                                 -----------------------------------------------
                                 Norman B. Champ, III, Executive Vice President


                            JEFFERIES BUCKEYE MASTER FUND LTD., by Jefferies Asset Management, LLC, its investment adviser



                            By:  /s/ Joseph A. Schenk
                                 -----------------------------------------------
                                 Joseph A. Schenk
                                 EVP and CFO


                            MURRAY CAPITAL MANAGEMENT, INC., as agent on behalf of certain discretionary accounts



                            By:  /s/ Scott Beechert
                                 -----------------------------------------------
                                 Scott Beechert, General Counsel and Chief
                                 Compliance Officer


                            NORTHEAST INVESTORS TRUST


                            By:  /s/ Bruce Monrad
                                 -----------------------------------------------
                                 Bruce Monrad


                            VENOR CAPITAL MANAGEMENT LP



                            By:  /s/ Michael Wartell
                                 -----------------------------------------------
                                 Michael Wartell


                            AD HOC COMMITTEE OF SENIOR SECURED NOTEHOLDERS



                            By:  /s/ Adam Harris
                                 -----------------------------------------------
                                 Adam Harris
                                 Its Counsel

                            U.S. BANK NATIONAL ASSOCIATION, solely in its capacity as Senior Secured Notes Indenture Trustee



                            By:  /s/ James E. Murphy
                                 -----------------------------------------------
                                 James E. Murphy
                                 Vice President

                            D.   E. SHAW LAMINAR PORTFOLIOS, L.L.C.,
                                 solely in the capacity as a holder of Senior
                                 Secured Notes


                            By:  /s/ Daniel Posner
                                 -----------------------------------------------



                            SIGMA CAPITAL ASSOCIATES, LLC, solely in the capacity as a holder of Senior Secured Notes


                            By: Sigma Capital Management, LLC
                            By:  /s/ Peter Nussbaum
                                 -----------------------------------------------



                            PAR IV MASTER FUND LTD., solely in the capacity as a holder of Senior Secured Notes



                            By:  /s/ Robert B. Burke
                                 -----------------------------------------------
                                 Director


                            SUNRISE PARTNERS LIMITED PARTNERSHIP, solely in the capacity as a holder of Senior Secured Notes



                            By:  /s/ Douglas W. Ambrose
                                 -----------------------------------------------
                                 Vice President


                            GOLDMAN, SACHS & CO., solely in the capacity as a holder of Senior Secured Notes



                            By:  /s/ Richard Katz
                                 -----------------------------------------------
                                 Managing Director

                            TQA SPECIAL OPPORTUNITIES MASTER FUND LTD.



                            By:  /s/ Bartholomew Tesoriero
                                 -----------------------------------------------
                                 Bart Tesoriero n his capacity as a Director

                            BASSO CAPTIAL MANAGEMENT, LLC



                            By:  /s/ Dixon Yee
                                 -----------------------------------------------
                                 Dixon Yee, Authorized Signatory

                            ALJ CAPITAL MANAGEMENT, LLC, as agent for ALJ Capital I, L.P. and ALJ Capital II, L.P.



                            By:  /s/ Lawrence B. Gill
                                 -----------------------------------------------
                                 Lawrence B. Gill, Authorized Signatory

                            CONCORDIA MAC29 LTD, acting
                            by and through Concordia Advisors, L.L.C.



                            By:  /s/ Robert J. Capozzi
                                 -----------------------------------------------
                                 Robert J. Capozzi, Authorized Signatory


                            CONCORDIA DISTRESSED DEBT FUND, L.P., acting by and through Concordia Advisors, L.L.C.

                            By:  /s/ Robert J. Capozzi
                                 -----------------------------------------------
                                 Robert J. Capozzi, Authorized Signatory


                            CONCORDIA INSTITUTIONAL MULIT-STRATEGY FUND, LTD., acting by and through Concordia Advisors, L.L.C.

                            By:  /s/ Robert J. Capozzi
                                 -----------------------------------------------
                            Robert J. Capozzi, Authorized Signatory


                            CONCORDIA PARTNERS, L.P., acting by and through Concordia Advisors, L.L.C.

                            By:  /s/ Robert J. Capozzi
                                 -----------------------------------------------
                            Robert J. Capozzi, Authorized Signatory